UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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JETBLUE AIRWAYS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 20, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of JetBlue Airways Corporation (the “Company” or “JetBlue”) will be held at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, on Thursday, May 20, 2010, beginning at 10:00 a.m. EDT for the following purposes:

(1) Election to the Company’s Board of Directors of seven persons duly nominated by the Board of Directors, each to hold office until our Annual Meeting of Stockholders in 2011 and until his successor has been duly elected and qualified;

(2) Ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3) Approval of a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 500,000,000 shares to 900,000,000 shares; and

(4) Transaction of such other business, if any, as may properly come before the annual meeting in accordance with the Company’s Bylaws or any adjournments thereof.

The Board of Directors has fixed the close of business on Thursday, March 25, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Either an admission ticket or proof of ownership of JetBlue stock, as well as a form of government-issued photo identification, such as a driver’s license or passport, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,

James G. Hnat
Executive Vice President, General Counsel and
Corporate Secretary

April 9, 2010
Forest Hills, New York

IMPORTANT

Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. Please vote your shares now either by completing and returning the enclosed proxy card by mail, or by following the instructions on your proxy card to vote using the Internet or, if applicable, the designated toll-free telephone number.

JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of JetBlue Airways Corporation (the “Company” or “JetBlue”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 2010, beginning at 10:00 a.m. EDT at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, 11375, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being furnished to stockholders on or about April 9, 2010.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely the election of directors nominated by the Board of Directors, the ratification of the appointment of the Company’s independent registered public accounting firm, and approval of an increase to our authorized shares of common stock. In addition, management will review the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?

All stockholders of record at the close of business on March 25, 2010, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. “Additional Information” at the end of this proxy statement contains a description of restrictions on voting by stockholders who are not “United States citizens,” as defined by applicable laws and regulations.

What are the voting rights of the holders of JetBlue common stock?

Each outstanding share of JetBlue common stock will be entitled to one vote on each matter considered at the annual meeting. “Additional Information” at the end of this proxy statement contains a description of certain restrictions on voting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest.

An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

Registration will begin at 9:00 a.m. EDT. Admission to the annual meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee) and plan to attend the annual meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date as well as government-issued picture identification and check in at the registration desk at the meeting.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of stockholders present to conduct business at our Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date. As of the March 25, 2010 record date, 292,525,061 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 146,262,531 votes will be required to establish a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it in the envelope provided, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

Yes. You may vote by telephone, if applicable, or electronically through the Internet by following the instructions included with your proxy card. Telephonic and electronic votes are counted immediately and there is no need to send in your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. EDT on May 19, 2010.

YOU CAN SAVE THE COMPANY MONEY IF YOU USE THE VOTE BY TELEPHONE OR INTERNET OPTIONS.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person. The powers of the proxy holders with respect to your shares will be suspended if you attend the annual meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Can I change my vote after I have delivered my proxy?

Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How do I vote my 401(k) plan shares?

If you are a stockholder through participation in the JetBlue 401(k) Retirement Plan, the proxy also serves as voting instructions to the plan trustees. The plan trustees will cause allocated shares held under the plan, for which the trustees have not received direction, to be present at the meeting for purposes of determining a quorum but not voted in respect of any matter to come before the annual meeting.

What if I abstain or withhold authority to vote on a proposal?

If you sign and return your proxy marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

What if I sign and return my proxy without making any decisions?

If you sign and return your proxy without making any selections, your shares will be voted “for” each of the proposals. If other matters properly come before the Annual Meeting, Edward Barnes, our Chief Financial Officer, and James Hnat, our General Counsel, as proxies, will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What if I am a beneficial stockholder and I do not give the nominee voting instructions?

If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. If the broker does not vote on a particular proposal because that broker does not have discretionary voting power, this is referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

On July 1, 2009, the U.S. Securities and Exchange Commission (the “SEC”) approved a change to the NYSE rules that stated that the election of directors would no longer be considered a “routine” matter, whether or not the election was contested. Consequently, if you do not give your broker instructions, your broker will not be able to vote on the election of directors. If you are a beneficial stockholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of Ernst &Young LLP (“E&Y”) and approval of the Amendment to our Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock, even if the broker does not receive voting instructions from you.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

	Can Brokers Vote Absent	Impact of
Proposal	Instructions?	Broker Non-Vote

Election of Directors	No	None
Ratification of Auditors	Yes	N/A
Approval of Amendment to the Amended and Restated Certificate of Incorporation	Yes	N/A

Who pays for soliciting the proxies?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co.,LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow & Co., LLC to be $10,000 plus expenses. In addition, the Company’s directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile or through similar methods.

Will the annual meeting be webcast?

Yes. Our annual meeting will be broadcast live on the Internet. To listen to the audio broadcast, log on to http://Investor.Jetblue.com at 10:00 a.m. EDT on May 20, 2010. The audio broadcast will be archived on that website for at least 120 days. Except for the committee charters referred to herein, information on this website is not incorporated by reference into this proxy statement or our other SEC filings.

What are the recommendations of the Board of Directors?

Unless you give other instructions on your proxy card, or by telephone or electronically as noted above, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The recommendations of the Board of Directors are set forth together with the description of the applicable item in this proxy statement. The Board of Directors recommends a vote:

•	for election of the nominated slate of directors (see Item 1);

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010 (see Item 2); and

•	for approval of an increase to the Company’s authorized shares of common stock (see Item 3).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  Directors will be elected by a plurality of the votes cast at the meeting for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Pursuant to our director resignation policy, if any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, the director would be required to submit his or her resignation and our Board of Directors (or a committee designated by our Board) would be required to consider whether to accept the director’s resignation. For further discussion of this policy, please see “Corporate Governance — Director Resignation Policy” below.

Other Items.  With respect to item 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010, the affirmative vote of a majority of the votes cast is required for approval. Abstentions and broker non-votes, if any, are not counted as votes cast for this proposal and will therefore have no impact on the approval of the proposal.

With respect to Item 3, the approval of an amendment to our Amended and Restated Certificate of Incorporation increasing our authorized shares of common stock authorized for issuance from 500,000,000 shares to 900,000,000 shares, the affirmative vote of a majority of the outstanding shares of our common stock is required for approval. Abstentions and broker non-votes, if any, will have the same effect as negative votes.

A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” The following tables set forth certain information regarding the beneficial ownership of common stock by our directors, each executive officer named in the Summary Compensation Table under “Executive Compensation” below, our directors and executive officers as a group, and each person known to us to be a beneficial owner of more than 5% of our outstanding common stock. All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits. Except as otherwise indicated below, all information in the following table is as of the March 25, 2010 record date. As of March 25, 2010, there were 292,525,061 shares of our common stock outstanding. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

	Number of Shares	Percentage of Shares
5% Stockholders Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

Deutsche Lufthansa AG(1)	46,704,967	17.2
FMR LLC(2)	43,428,609	14.9
Wellington Management Co., LLP(3)	20,307,097	7.0
BlackRock, Inc.(4)	18,270,297	6.3
Whitebox Advisors, LLC(5)	17,223,103	5.9
Federated Investors, Inc.(6)	16,385,139	5.6

Executive Officers and Directors	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

David Barger(7)	1,083,993	*
Edward Barnes(8)	55,289	*
Russell Chew(9)	59,975	*
Robin Hayes	28,447	*
James Hnat(10)	99,811	*
Robert Maruster(11)	93,727	*
Peter Boneparth	—	*
David Checketts(12)	60,504	*
Robert Clanin(13)	54,000	*
Kim Clark(14)	121,500	*
Christoph Franz(15)	54,000	*
Virginia Gambale(16)	67,500	*
Stephan Gemkow	—	*
Joel Peterson(17)	771,246	*
Ann Rhoades(18)	174,217	*
Frank Sica(19)	190,144	*
All executive officers and directors as a group (16 persons)(23)	2,914,353	1%

*	Represents ownership of less than one percent.

(1)	The information reported is based on a Schedule 13G dated January 22, 2008, filed with the SEC, in which Deutsche Lufthansa AG reported that, as of that date, it held sole voting and dispositive power over all 42,589,347 shares. Additional shares listed above are based on the Company’s records following a public equity offering in June 2009, in which Deutsche Lufthansa AG participated. The principal business address of Deutsche Lufthansa AG is Von-Gablenz-Strasse 2-6, 50679 Koln, Germany.

(2)	The information reported is based on a Schedule 13G/A dated February 12, 2010, filed with the SEC, in which FMR Corp. and certain of its affiliates reported that at December 31, 2009, FMR LLC, a parent holding company, and Edward C. Johnson, 3d, the chairman of FMR LLC, had sole dispositive power over all of the shares, sole voting power over 456,866 of such shares and shared voting power over none of the shares. The 43,428,609 share number includes (a) 42,971,743 shares beneficially owned by Fidelity Management & Research Company, as a result of acting as investment advisor to various investment companies which amount includes 30,691 shares of common stock resulting from the assumed conversion of $150,000 principal amount of JetBlue Airways Corporation 6.75% convertible debentures series C due 2039, (b) 29,354,243 shares owned by Fidelity Growth Company Fund, (d) 388,746 shares owned by Pyramis Global Advisors, LLC, a wholly owned subsidiary of FMR LLC, which amount includes 194,373 shares of common stock resulting from the assumed conversion of $950,000 principal amount of JetBlue Airways Corporation 6.75% convertible debentures series C due 2039 and includes 194,373 shares of common stock resulting from the assumed conversion of $950,000 principal amount of JetBlue Airways Corporation 6.75% convertible debentures series D due 2039, and (e) 68,120 shares held by Pyramis Global Advisors Trust Company , which amount includes 20,460 shares of common stock resulting from the assumed conversion of $100,000 principal amount of JetBlue Airways Corporation 6.75% convertible debentures series C due 2039 and 20,460 shares of common stock resulting from the assumed conversion of $100,000 principal amount of JetBlue Airways Corporation 6.75% convertible debentures series D due 2039. The principal business address of each of FMR LLC and Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109. The principal business address of each of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, RI 02917.

(3)	The information reported is based on a Schedule 13G/A dated February 12, 2010, filed with the SEC, in which Wellington Management Co. LLP reported that at December 31, 2009, it held sole dispositive power over no shares, shared voting power over 10,678,770 shares and shared dispositive power over all of the shares. The principal business address of Wellington Management Co. LLP is 75 State Street , Boston, MA 02109.

(4)	The information reported is based on a Schedule 13G dated January 20, 2010, filed with the SEC, in which BlackRock, Inc. and certain of its subsidiaries reported that it had sole voting and sole dispositive power over all of the shares. The principal business address of BlackRock, Inc. is 40 East 52 St., New York, NY 10022.

(5)	The information reported is based on a Schedule 13G dated February 9, 2010 filed with the SEC, in which Whitebox Advisors, LLC (“WA”) had shared voting and shared dispositive power over 17,223,103 shares. This number includes (a) 17,223,103 shares acting as investment advisor to its client, (b) 7,003,805 shares beneficially owned by Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), (c) 7,003,805 shares beneficially owned by Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), as a result of indirect ownership of convertible bonds of the Company (d) 7,003,805 shares beneficially owned by Whitebox Concentrated Convertible Arbitrage Fund, L.P. (“WCCAFLP”) as a result of indirect ownership of convertible bonds of the Company, (e) 7,003,805 shares beneficially owned by Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”) as a result of indirect ownership of convertible bonds of the Company, (f) 8,236,602 shares beneficially owned by Whitebox Combined Advisors, LLC (“WCA”), (g) 8,236,602 shares beneficially owned by Whitebox Combined Partners, L.P. (“WCP”) as a result of indirect ownership of convertible bonds of the Company, (h) 8,236,602 shares beneficially owned by Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”) as a result of indirect ownership of convertible bonds of the Company, (i) 8,236,602 shares beneficially owned by Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”) as a result of indirect ownership of convertible bonds of the Company, (j) 353,647 shares beneficially owned by HFR RVA Combined Master Trust

(“HFR”), and (k) 1,629,049 shares beneficially owned by IAM Mini-fund 14 Limited (“IAM”). WA, WCAA, WCCAFLP, WCCAFLTD, WCA, WMSFLP and WMSFLTD each disclaim indirect beneficial ownership of the shares except to the extent of their pecuniary interest therein. The principal business address of WA, WCAA, WCCAFLP, WCA and WMSFLP is 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416. The principal business address of WCAP, WCP and WMSFLTD is Trident Chambers, P. O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The principal business address of HFR is 65 Front Street, Hamilton, HM 11, Bermuda. The principal business address of IAM is Boundary Hall, Cricket Square, George Town, Grand Cayman, KY1-1102 Cayman Islands.

(6)	The information reported is based on a Schedule 13G dated February 10, 2010 filed with the SEC, in which Federated Investors, Inc. had sole voting and sole dispositive power over all of the shares. This number includes 16,385,139 shares beneficially owned through voting shares irrevocable trust, (b) 16,385,139 shares beneficially owned (shared voting and shared dispositive power) by each of John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue. The principal business address of Federated Investors, Inc., the voting shares irrevocable trust and each of John F., Rhodora J. and J. Christopher Donahue is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(7)	Includes options to purchase 223,707 shares, all of which are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan. Mr. Barger, our President and Chief Executive Officer, is a member of our Board of Directors. As of the record date, Mr. Barger has pledged 524,667 shares in conjunction with a brokerage account.

(8)	Includes options to purchase 22,500 shares, of which 18,000 are immediately exercisable, and 14,044 restricted stock units, which vest within 60 days of the record date, both pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(9)	Includes 16,667 restricted stock units, which vest within 60 days of the record date pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(10)	Includes options to purchase 82,125 shares, of which 73,125 are immediately exercisable and 9,000 of which are exercisable within 60 days of the record date, pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(11)	Includes options to purchase 72,000 shares, of which 67,500 are immediately exercisable and the remaining 4,500 are exercisable within 60 days of the record date, pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(12)	Includes options to purchase 54,000 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(13)	Includes options to purchase 54,000 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses in 2011.

(14)	Includes options to purchase 121,500 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(15)	Consists of options to purchase 54,000 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 27,000 shares of which are subject to our right of repurchase, which right lapses in equal installments beginning in 2011.

(16)	Consists of options to purchase 67,500 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan, 13,500 shares of which are subject to our right of repurchase, which right lapses on May 9, 2010.

(17)	Includes options to purchase 121,500 shares, that options are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(18)	Includes options to purchase 67,500 shares, that options are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(19)	Includes options to purchase 121,500 shares, that are immediately exercisable pursuant to our Amended and Restated 2002 Stock Incentive Plan.

(20)	See footnotes (7) through (22) above. Includes options to purchase an aggregate of 1,052,332 shares exercisable within 60 days of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. We believe, based solely upon a review of (i) those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2009, and (ii) written representations from reporting persons, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2009, except each of Mr. Checketts and Ms. Rhoades filed a late Form 5 reporting a bona fide gift and Mr. Chew filed a late Form 4 reporting a restricted stock unit grant. All of the filings have been made.

CORPORATE GOVERNANCE

At JetBlue, as noted in our Compensation Discussion and Analysis, one of our core values is integrity. As a company, we try to do the right thing for our Company, including our employees, whom we call “crewmembers,” our customers, our stockholders and our communities. One of the ways in which we try to “live the value” is through our governance practices, which we hope will enhance transparency for our stockholders and our crewmembers. We are known for innovation in areas of our business and we strive to bring those values of integrity and innovation into the governance arena as well. We have adopted the following practices:

-Separation of Chairman of the Board and Chief Executive Officer.  We believe this governance structure empowers both the Board of Directors and our Chief Executive Officer. In our independent Chairman, our CEO has a counterpart who can be a thought partner. We believe this corporate structure also permits the Board of Directors to have a healthy dynamic that enables them to function to the best of their abilities, individually and as a unit.

-Annual Elections of Board Members.  JetBlue’s Bylaws provide that directors are elected annually. We are in the second year of a three year phase in of this provision.

-Executive Compensation Recoupment Policy (the “clawback”).  With the approval of our Board of Directors, we adopted a policy which requires reimbursement of all or a portion of any bonus, incentive payment, or equity-based award granted to or received by any executive officer and certain other officers after January 1, 2010 where: a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, b) in the Board’s view the executive engaged in willful misconduct that caused or partially caused the need for the restatement, and c) a lower payment would have been made to the executive based upon the restated financial results.

-Director Stock Ownership.  Our Board of Directors adopted a policy encouraging directors to hold at least 4,000 shares of JetBlue stock. Deferred Stock Unit ownership is included in determining the number of shares held. All of our current directors meet these ownership guidelines.

-Director Resignation Policy.  Our Board of Directors approved a policy by which a director who receives more “withheld” votes than “for” votes in an uncontested election of directors shall submit a resignation to the Board. The Board will either accept the resignation or disclose its reasons for not accepting the resignation in a report filed with the Commission within 90 days of the certification of election results. The policy is embedded in our governance guidelines and in our amended Bylaws.

-Removal Of Supermajority Provisions from our Charter Documents.  As approved by our stockholders, we removed supermajority voting requirements from our Bylaws in order to give our stockholders a more meaningful vote in various corporate matters.

-Executive Compensation Practices.  We strive for transparent and realistic compensation packages, as discussed more fully in the Compensation Discussion and Analysis, which starts on page   .

-Retirement and Pension Practices.  We do not provide our executives with significant post-employment retirement or pension benefits. We sponsor a retirement plan with a 401(k) component for all of our crewmembers.

-Corporate Sustainability Practices.  We have issued corporate sustainability reports for 2006 and 2007, which discuss our greenhouse gas emissions efforts, our environmental awareness programs which we call Jetting to Green and our community efforts, involving business partners in endeavors to, for example, build playgrounds, plant trees and donate books to the communities in which we live and work. More information on these efforts, and our corporate sustainability reports, is available at http://www.jetblue.com/green.

-Corporate Governance Guidelines.  We have adopted governance guidelines to help us maintain the vitality of our Board, including areas relating to Board and committee composition, annual meeting attendance, stockholder communication with the Board, qualifications and director candidate selection process including our policy on consideration of candidates recommended by stockholders and our Code of Business Conduct and our Values — Safety, Integrity, Caring, Fun and Passion. These guidelines are available at http://investor.jetblue.com.

Code of Business Conduct

We are committed to operating our business with high levels of accountability, integrity and responsibility. The Code of Business Conduct governs our affairs and is a means by which we commit ourselves to conduct our business in an honest and ethical manner. The Code governs the members of our Board of Directors and our crewmembers and includes provisions relating to how we strive to deal with each other, our business partners, our investors and the public. The Code is available at http://investor.jetblue.com.

Related Party Transaction Policy

We have established written policies and procedures that require approval or ratification by our Audit Committee of any transaction in excess of $120,000, which involves a Related Person’s entry into an “Interested Transaction.” As defined in our policy, an Interested Transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is defined as any (1) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (2) greater than 5 percent beneficial owner of the Company’s common stock, or (3) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policies and procedures further provide that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

In June 2009, the Company sold 4,115,620 shares of common stock to Deutsche Lufthansa AG in connection with a registered public offering of common stock offered to the public at a price of $4.25 per share and convertible debt. This transaction was approved by the Board of Directors and the Pricing Committee thereof.

Stockholder Communications with the Board of Directors.

Stockholders may communicate with our Board of Directors by sending a letter to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation 118-29 Queens Boulevard, Forest Hills, New York 11375. The name of any specific intended director should be noted in the letter. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication.

Board Oversight of Risk.

Our Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Company has an enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Vice President — Audit and Process Effectiveness assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Vice President — Audit and Process Effectiveness and the Company’s General Counsel. The Audit Committee provides reports to the Board which include these activities.

As part of its oversight of the Company’s executive compensation program, the Compensation and Leadership Development Committee (the “CLD Committee”) considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. Our management, with the CLD Committee, reviews our compensation policies and procedures, including incentives that may create, and factors that may reduce, the likelihood of excessive risk taking, to determine whether such incentives and factors present a significant risk to the Company. Based on this review, the CLD Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

ITEM 1.	ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven directors and, immediately following the annual meeting, it will consist of ten directors. Prior to the 2009 Annual Meeting, the Company’s directors were divided into three classes, with each director holding office for a term of three years. Pursuant to an amendment to Article VI of the Amended and Restated Certificate of Incorporation and Article III, Sections 1 and 2 of the Company’s Bylaws adopted following the 2008 Annual Meeting of Stockholders, beginning with 2009 Annual Meeting, the Board is being declassified over a period of not more than three years, so that when the amendment is fully phased in the Company’s directors will each serve for a one year term and be subject to annual election by the stockholders. The remainder of the phase-in schedule is as follows:

•	At the 2010 Annual Meeting, seven directors will be elected for one year terms, including three directors elected to succeed the three Class III directors whose terms expire in 2010.

•	At the 2011 Annual Meeting and following, all members of the Board of Directors will be elected for one year terms, including three directors elected to succeed the three Class II directors whose terms expire in 2011.

As such, the stockholders will elect seven directors at this Annual Meeting, each to hold office until the Annual Meeting of Stockholders in 2011.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated current directors David Barger, Peter Boneparth, David Checketts, Stephan Gemkow, Virginia Gambale, Joel Peterson and Ann Rhoades, each a current director of the Company, to be elected as a director of the Company. If elected, each of the nominees will serve until the next Annual Meeting of Stockholders to be held in 2011, or until such time as their respective successors have been duly elected and qualified.

Kim Clark, a director of the Company since 2002, notified the Company on March 23, 2010 that, due to his increasing responsibilities at BYU-Idaho, he will be resigning from the Board of Directors and the Corporate Governance and Nominating Committee immediately following the annual meeting and, therefore, his term will end on May 20, 2010. The Company deeply appreciates Dr. Clark’s exemplary service and contributions to the Board. We anticipate that the Board will appoint a new Corporate Governance and Nominating Committee member to replace Dr. Clark at the meeting of the Board of Directors scheduled immediately following the annual meeting.

The remaining directors will continue to serve as set forth below.

The Board believes that each of the nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

Board Criteria, Qualifications and Experience

JetBlue Airways is a passenger airline that we believe has established a new airline category — a “value airline” — based on cost, service and style. Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience at academic institutions, which brings unique perspectives to the Board. Further, the Company’s directors also have other experience that makes them valuable members, with experience of value to JetBlue such as financial literacy, talent and brand management, customer service experience and crewmember relations, as well as other experience that provides insight into issues faced by companies.

The Corporate Governance and Nominating Committee expects the Company’s directors to contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, personal and professional experiences, perspectives and backgrounds, such as ethnicity, gender and race differences, as well as other differentiating characteristics. The directors should contribute positively to the existing chemistry and collaborative culture among the Board members. Further, the directors should possess a commitment to the success of the Company, proven leadership, sound judgment and a willingness to engage in constructive debate. The Governance and Nominating Committee seeks directors who have these qualities to achieve an ultimate goal of a well-rounded Board that functions well as a team, something which is critically important to the Company.

Periodically, the Corporate Governance and Nominating Committee assesses the skills of the current membership of the Board of Directors. The Corporate Governance and Nominating Committee then reviews the Company’s short- and long-term business plans of the Company to gauge what additional current and future skills and experience may be required of the Company’s Board and any future Board candidates. The Corporate Governance and Nominating Committee seeks to use the results of the assessment process as it identifies and recruits potential director candidates. While the Company does not have a formal policy on Board diversity, diversity is a part of our culture and the Corporate Governance and Nominating Committee considers diversity as one aspect in its efforts to recruit and nominate directors as noted above. The Corporate Governance and Nominating Committee and the Board believe that the above-mentioned attributes, along with the skills and experiences of its Board members described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

In evaluating director candidates and considering incumbent directors for renomination to the Board, the Governance and Nominating Committee considers a variety of factors. These include each nominee’s experience, financial literacy, independence, and personal and professional accomplishments in light of the needs of the Company. For incumbent directors, the factors include contributions to their respective committees and past performance on the Board. Certain information concerning the nominees and those directors whose terms of office will continue following the annual meeting is set forth below.

Our Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

Nominees Standing for Election for an Annual Term

DAVID BARGER • Director since 2001 • Airline Safety Committee	Mr. Barger, 52, is our President and Chief Executive Officer. He has served as our Chief Executive Officer since May 2007 and our President since June 1, 2009. He previously served as our President from August 1998 until September 12, 2007, and as our Chief Operating Officer from August 1998 until March 26, 2007. Mr. Barger is a member of the team that founded JetBlue.
Mr. Barger is on the Executive Committee and the Board of Governors of the Flight Safety Foundation, as well as with Pencil, a non-profit organization devoted to improving public education in New York City. He is the immediate past president of the Wings Club, an aviation group, and is on their Board of Governors.
As a senior airline executive, Mr. Barger’s qualifications and experience include airline operational experience, knowledge of the competitive landscape, talent management, general airline industry knowledge and crewmember relations experience.
Mr. Barger does not presently serve on other U.S. public company boards and has not served on another U.S. public company board within the past five years.

PETER BONAPARTH • Director since 2008 • Audit Committee	Mr. Boneparth, 50, has been a Senior Advisor of Irving Capital Partners, a private equity group, since February 2009. He served as president and CEO of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth was initially recommended for Board of Directors membership by Mr. Sica.
As a senior retail executive, Mr. Boneparth’s qualifications and experience include finance and investment experience, talent management, international business experience, knowledge of brand enhancement and customer service, oversight of risk management and crewmember relations.
Public Directorships: Mr. Bonaparth is a director of Kohl’s Corporation. Within the past five years, Mr. Bonaparth also served as a director of Jones Apparel Group Inc.
DAVID CHECKETTS • Director since 2000 • Compensation and Leadership Development Committee	Mr. Checketts, 54, has been an independent investor and Chairman of New York-based SCP Worldwide, an investment firm that focuses on sports, media and entertainment assets since 2001. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team.
As an investor and Chairman of an investment firm, Mr. Checketts’ qualifications and experience include business operations, finance and investment experience, knowledge of our competitive landscape, and experience with customer service, brand and talent management.
Public Directorships: Within the past five years, Mr. Checketts also served as a director of McLeadUSA, Inc. and Citadel Broadcasting Corp.
VIRGINIA GAMBALE • Director since 2006 • Audit Committee	Ms. Gambale, 50, has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003, and prior to that she held the position of Chief Information Officer of Bankers Trust Alex. Brown and at Merrill Lynch.

As a former Chief Information Officer and a partner at a firm involved with technology and data communications, Ms. Gambale’s qualifications and experience include the management of large scale, high transaction volume systems and technology infrastructure as well as investing in innovative technologies and developing the ability to adapt and grow these technologies to significantly enhance the performance of operations, risk management and delivery of new products.
Public Directorships: Ms. Gambale is a director of Piper Jaffray Companies. Within the past five years, Ms. Gambale also served as a director of Motive, Inc.
STEPHAN GEMKOW • Director since 2008 • Airline Safety Committee	Mr. Gemkow, 50, is a member of the Deutsche Lufthansa AG Executive Board and its Chief Financial Officer, serving in that capacity since June 1, 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working initially in Corporate Organization and Strategic Corporate Development. He then moved on to work in various management capacities before serving as Area Sales Manager in Washington D.C. from 1994 to 1997. He subsequently took over as Head of Investor Relations, and in 2001 was appointed Senior Vice President Corporate Finance. In February 2004, Mr. Gemkow joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources. He is a member of the Exchange Experts Commission advising the German Federal Ministry of Finance. Mr. Gemkow was appointed to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. Deutsche Lufthansa AG nominated Mr. Gemkow for the appointment.
As the Chief Financial Officer of an international airline, Mr. Gemkow’s experience and qualifications include finance and investment experience, airline operational experience, knowledge of the competitive landscape, experience with government and regulatory affairs, risk management, including commodities risk, customer service and brand enhancement, international experience and general airline industry knowledge.
Mr. Gemkow serves on the Board of GfK SE, a public company in Germany. He does not presently serve and has not served on another U.S. public company board within the past five years.

JOEL PETERSON • Director since 1999 • Chairman of the Board since 2008 • Corporate Governance and Nominating Committee (chair); Compensation and Leadership Development Committee	Mr. Peterson, 62, is the founding partner of Peterson Partners, LLP, a private equity capital firm that he founded in 1995. He is also the founding partner of JCP Capital, which manages a portfolio of small, early-stage investments. From 1973 to 1991, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate service company, including Chief Executive Officer from 1988 to 1991 and Chief Financial Officer from 1977 to 1985. Mr. Peterson has taught at the Stanford Graduate School of Business since 1992.
As a private equity investor and former Chief Executive Officer and Chief Financial Officer of a commercial real estate service company, Mr. Peterson’s qualifications and experience include knowledge of real estate, customer service, talent management and international experience.
Public Directorships: Mr. Peterson is a director of Franklin Covey Co.
M. ANN RHOADES • Director since 2001 • Compensation and Leadership Development Committee (chair)	Ms. Rhoades, 65, has served as the President of PeopleInk, Inc., a human resources consulting firm, since its inception in 1999. From April 1999 through April 2002, Ms. Rhoades served as our Executive Vice President, People. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines.
As the president of a human resources consulting firm and a former airline executive, Ms. Rhoades’ qualifications and experience include knowledge of our competitive landscape, experience in areas of customer service, talent management, brand enhancement and crewmember relations.
Public Directorships: Ms. Rhoades is a director of P. F. Chang’s China Bistro, Inc. Within the past five years, Ms. Rhoades also served as a director of Restoration Hardware, Inc.

Directors Whose Terms Expire in 2011

ROBERT CLANIN • Director since 2007 • Audit Committee (chair)	Mr. Clanin, 66, served as Senior Vice President and Chief Financial Officer for United Parcel Service, Inc., or UPS, the world’s largest package distribution company, from 1994 until his retirement in January 2001. Mr. Clanin also retired from the UPS Management Committee and the UPS Board of Directors in January 2001.

As a retired Chief Financial Officer of UPS, Mr. Clanin’s qualifications and experience include business operations, finance and investment experience, knowledge of the airline industry, including airline operational experience, real estate, risk management oversight including commodities risk, international experience and crewmember relations.
Public Directorships: Within the past five years, Mr. Clanin also served as a director of John H. Harland Co., Serologicals Corp. and Caraustar Industries, Inc.
CHRISTOPH FRANZ • Director since 2008	Dr. Franz, 49, is the Deputy Chairman of the Executive Board of Deutsche Lufthansa AG. He also serves as the Chairman of Lufthansa Passenger Airlines Board. From 2004 through 2009, Dr. Franz served as Chief Executive Officer of Swiss International Air Lines. From 1995 through 2004, Dr. Franz spent nine years in top management positions with Deutsche Bahn AG (DB), the German national railway, ending as a member of executive management in charge of passenger transport. Dr. Franz was appointed to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. Deutsche Lufthansa AG nominated Dr. Franz for the appointment.
As a senior airline executive, Dr. Franz’s qualifications and experience include finance and investment experience, airline operational experience, knowledge of the competitive landscape, talent management, general airline industry knowledge and international business experience.
Dr. Franz serves on the Board of DF Deutsche Forfait AG, a public company in Germany. He does not presently serve on other U.S. public company boards and has not served on another U.S. public company board within the past five years.

FRANK SICA • Director since 1998 • Vice Chairman of the Board since 2008 • Corporate Governance and Nominating Committee; Airline Safety Committee (chair)	Mr. Sica, 59, has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley’s mergers and acquisitions department. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force.
As a private equity investor, Mr. Sica’s qualifications and experience include finance and investment experience, talent management, experience in the areas of real estate, technology, risk management oversight (including commodities risk), general airline industry knowledge and international business and finance experience.
Public Directorships: Mr. Sica is a director of CSG Systems International, Inc. and Kohl’s Corporation. Within the past five years, Mr. Sica also served as a director of Emmis Communications Corp. and NorthStar Realty Finance Corporation.

Board of Directors and Committees of the Board

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors.  Our Board of Directors currently has eleven members: David Barger, Peter Boneparth, David Checketts, Robert Clanin, Kim Clark, Christoph Franz, Virginia Gambale, Stephan Gemkow, Joel Peterson, Ann Rhoades and Frank Sica. As discussed above, immediately following the annual meeting, it will have ten members. In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director under the standards set forth in the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ. The NASDAQ definition of independent director includes a series of objective tests, such as the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the NASDAQ Marketplace Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Robert Clanin, Kim Clark, Virginia Gambale, Joel Peterson, Ann Rhoades and Frank Sica were independent. Based upon the Board’s review, each of our Audit Committee, Compensation and Leadership Development Committee, and Corporate Governance and Nominating Committee of the Board are comprised of directors who have been determined to be independent under the applicable NASDAQ Marketplace Rules and applicable rules and regulations of the SEC. Mr. Barger, Dr. Franz and Mr. Gemkow are not independent within the meaning of the NASDAQ Marketplace Rules.

Board Structure and Meetings.  Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the independent directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. The Board has delegated various responsibilities and authority to different committees of the Board, as described below in this section of this proxy statement. Our Board of Directors currently has an Audit Committee, a Compensation and Leadership Development Committee, a Corporate Governance and Nominating Committee and an Airline Safety Committee. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our crewmembers outside of Board meetings. In addition, from time to time, directors may audit a Board committee, with the permission of the committee Chair. The Board of Directors held a total of seven meetings during 2009. All of the directors attended at least 75% of the total number of meetings of the Board and of each committee at the times when he or she was a member of the Board or such committee during fiscal 2009.

Committee Membership as of December 31, 2009

Corporate
		Compensation and	Governance and
		Leadership Development	Nominating	Airline Safety
Director	Audit Committee	Committee	Committee	Committee
David Barger				X
Peter Boneparth	X
David Checketts		X
Robert Clanin	X (chair)
Dr. Kim Clark(1)			X
Christoph Franz(2)		X
Virginia Gambale	X
Stephan Gemkow				X
Joel Peterson(2)		X	X (chair)
Ann Rhoades		X (chair)
Frank Sica			X	X chair)

(1)	Dr. Clark notified Mr. Peterson on March 23, 2010 that he will be stepping down from JetBlue’s Board of Directors following the Annual Meeting of Stockholders. The Board expects to name a third member to the Governance and Nominating Committee at the Board meeting following the Annual Meeting of Stockholders.

(2)	Dr. Franz served on the Compensation and Leadership Development Committee in 2009. Mr. Peterson joined the CLD committee as the third independent director for 2010.

Audit Committee.  On behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function, and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Audit Committee are Peter Boneparth, Robert Clanin (Chair), and Virginia Gambale, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. In addition, the Board of Directors has determined that Robert Clanin, the chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee met eight times during the fiscal year ended December 31, 2009.

Compensation and Leadership Development Committee.  The CLD Committee (formerly, the Compensation Committee) determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page    of this proxy statement. The CLD Committee also reviews bonuses paid to crewmembers who are not members of the Board or executive officers. In addition, the CLD Committee reviews and approves stock-based compensation for our directors, officers and employees, and administers our Amended and Restated 2002 Stock Incentive Plan, Crewmember Stock Purchase Plan, and our profit sharing and 401(k) retirement plan. The charter of the CLD Committee is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the CLD Committee are David Checketts, Joel Peterson and Ann Rhoades (Chair), each of whom is an independent director within the meaning of the applicable NASDAQ rules. The CLD Committee met eight times during the fiscal year ended December 31, 2009.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the periodic evaluation of the performance of the Board, its committees and each director. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Corporate Governance and Nominating Committee are Kim Clark, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee met four times during the fiscal year ended December 31, 2009. Dr. Clark notified Mr. Peterson on March 23, 2010 that he will be stepping down from JetBlue’s Board of Directors following the Annual Meeting of Stockholders. The Board expects to name a third member to the Governance and Nominating Committee at the Board meeting following the Annual Meeting of Stockholders.

Airline Safety Committee.  The Airline Safety Committee is responsible for oversight of our flight safety operations and reports to the Board of Directors on such topics. We anticipate that the charter of the Airline Safety Committee will be made available on our website at http://investor.jetblue.com following its adoption by the Board of Directors. Except for the charter referred to herein, information on this website is not incorporated into this proxy statement or our other SEC filings. The current members of the Airline Safety Committee are David Barger, Stephan Gemkow and Frank Sica (chair). The Airline Safety Committee held its first organizational meeting during the fiscal year ended December 31, 2009.

Board Candidate Nominations.  In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, officers or other recommendation, and the committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Fifth Amended and Restated Bylaws, as amended. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375. In order for potential stockholder nominees to be considered for election at our 2011 Annual Meeting of Stockholders, the Corporate Secretary should receive notice no later than December 21, 2010. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, qualifications for Board membership and the number of shares of our common stock beneficially owned by the candidate. In addition, the notice must include the stockholder’s name, address and the number of shares of our common stock beneficially owned by the stockholder nominating such candidate, as well as the period of time such shares have been held. Any notice received by the Corporate Secretary after such date will not be considered timely.

Director Attendance at Annual Meetings.  The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of our stockholders. Eight members of our Board of Directors attended our 2009 Annual Meeting of Stockholders held on May 14, 2009.

DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the CLD Committee of our Board of Directors. The following table summarizes compensation paid to our directors during the fiscal year ended December 31, 2009. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to this compensation.

DIRECTOR COMPENSATION TABLE FOR 2009

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name (a)	($)(b)(1)	($)(c)(2)	($)(d)(3)	($)(g)(4)	($)(h)

David Barger(5)	—	—	—	—	—
Peter Boneparth(6)	49,000	34,998	—	—	84,000
David Checketts	48,000	34,998	—	—	83,000
Robert Clanin	70,000	34,998	—	—	105,000
Kim Clark	46,000	34,998	—	—	81,000
Christoph Franz(6)	48,000	34,998	—	—	83,000
Virginia Gambale	50,000	34,998	—	—	85,000
Stephan Gemkow(6)	41,000	34,998	—	—	76,000
Neal Moszkowski(7)	11,750	—	—	—	11,750
Joel Peterson	54,000	34,998	—	—	89,000
Ann Rhoades	56,000	34,998	—	—	91,000
Frank Sica	49,250	34,998	—	—	84,250

(1)	Under our Board compensation package, our Board members are paid an annual retainer fee of $35,000 (paid quarterly in advance), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an annual grant of $35,000 of deferred common stock units, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. The Audit Committee chair receives an additional $20,000 annual retainer and the chairs of our other Board committees each receives an additional $5,000 annual retainer. For additional details, see the “Narrative to the Director Compensation Table.”

(2)	Reflects the grant date fair value of the deferred common stock units, based on JetBlue’s stock price on the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2009, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. For stock option grants made in past years, subject to the directors’ continued service, the stock options vest in equal annual installments measured from the grant date, subject to immediate vesting upon certain changes in control.

(3)	The Company granted no stock options in 2009. Options outstanding in 2009, deferred common stock units outstanding and details of deferred common stock units granted in 2009, are as follows:

	Options		Stock Awards in 2009
	Options	Grant Date Fair	DSUs			Grant Date Fair
	Outstanding	Value of Option	Outstanding at	Grant	DSUs	Value of Option
Name	at 12/31/2009	Awards ($)	12/31/2009	Date	Granted	Awards ($)	Vesting Schedule

Peter Boneparth	—	—	6,679	8/20/2009	6,679	34,998	Immediately vested
David Checketts	54,000	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Robert Clanin	54,000	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Kim Clark	121,500	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Christoph Franz	54,000	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Virginia Gambale	67,500	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Stephan Gemkow	—	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Neal Moszkowski	121,500	—	—	—	—	—	N/A
Joel Peterson	121,500	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Ann Rhoades	67,500	—	13,679	8/20/2009	6,679	34,998	Immediately vested
Frank Sica	121,500	—	13,679	8/20/2009	6,679	34,998	Immediately vested

(4)	As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights. In 2009, no directors (including their family members) received $10,000 or more in aggregate perquisites or other personal benefits (specifically, annual positive space flight benefits). All directors are reimbursed for their reasonable and customary out-of-pocket expenses incurred in attending Board and committee meetings.

(5)	Mr. Barger is an employee of the Company and accordingly, does not receive any compensation for his director service to the Company. His compensation is reported in the Summary Compensation Table under “Executive Compensation” on page of this proxy statement.

(6)	The table above includes compensation earned and paid for services rendered by each of Mr. Boneparth, Dr. Franz and Mr. Gemkow in 2009. It does not include amounts that each of Mr. Boneparth ($9,750), Dr. Franz ($30,250) and Mr. Gemkow ($18,500) earned in 2008 and was paid in 2009 upon receipt of required tax documentation; those fees were reflected in our 2009 proxy statement.

(7)	Mr. Moszkowski served on the Board of Directors until February 12, 2009. His options, all of which had vested, expired one year from his resignation date.

Narrative to Director Compensation Table

Our Board compensation package is composed of an annual retainer fee of $35,000 (paid quarterly in advance), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an annual equity grant of $35,000 of deferred common stock units, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. The Audit Committee chair receives an additional $20,000 annual retainer and the chairs of our other standing Board committees each receive an additional $5,000 annual retainer. The proposed cash-to-equity allocation of this package is 60% to 40%, with the objective of paying total annual compensation of approximately $80,000 per Board member to each director who is not a committee chair; this targeted amount assumes attendance at all meetings of the Board and the standing committees on which the director serves. We believe this compensation package will better enable us to recruit and retain qualified directors. Our non-employee directors will continue to receive flight benefits and reimbursement of expenses, as set forth below.

Prior to the restructuring of our director compensation program in 2008, each of our non-employee Board members received an initial option to purchase 54,000 shares of our common stock pursuant to the automatic option grant program under our Amended and Restated 2002 Stock Incentive Plan, either (i) on the effective date of our 2002 initial public offering or (ii) upon their appointment to the Board of Directors. Options had an exercise price equal to the closing price on the grant date. All director options have a term of ten years, subject to earlier termination following the director’s cessation of Board service. The initial grant of option shares vested in a series of four successive annual installments upon the director’s completion of each year of Board service over the four-year period measured from the grant date. In addition, until the 2008 Annual Meeting of stockholders, each non-employee Board member continuing to serve as a non-employee Board member following the Annual Meeting of Stockholders was automatically granted an option to purchase 13,500 shares of our common stock, provided such individual served on our Board for at least six months. The shares subject to each annual 13,500 share automatic option grant had an exercise price equal to the average market price per share of our common stock on the grant date and vest upon the director’s completion of one year of Board service measured from the grant date. Any vested but unexercised options are exercisable for a period of twelve months following the cessation of the director’s Board service. The shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership, or upon the director’s death or disability while a Board member. The initial option grants were terminated when the Board adopted the revised compensation package in May 2008. Starting with 2008, the directors serving on the grant date each received a grant of $35,000 fair market value as of the grant date of deferred common stock units.

In 2009, Mr. Peterson and Ms. Rhoades each donated the cash portion of their Board compensation, and Mr. Sica donated $4,000 of the cash portion of his Board compensation, to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue crewmembers facing emergency hardship situations.

Flight Benefits.  As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time crewmembers who serve as directors, for expenses incurred in attending meetings. We do not provide tax gross-up payments to members of our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance, targets and goals. These targets and goals are disclosed in the limited context of the Company’s executive compensation programs for the periods discussed and should not be construed as statements of management’s expectations or estimates of future results or other forward-looking guidance. We specifically caution investors not to apply these statements to other business or financial contexts.

Executive Summary

At JetBlue Airways, Integrity is one of our five core values. We believe honesty builds trust. We hold ourselves to a high standard of integrity and strive for complete transparency with our executive compensation programs.

The Company’s goal for its executive compensation program is to attract and retain a high quality, talented team who will provide leadership for the Company’s success in a highly competitive and volatile industry. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. The CLD Committee oversees the executive compensation program, determines the compensation for the Company’s most senior executive officers and reviews recommended compensation for the Company’s officers.

The year 2009 was a very strong one for the Company within a challenging environment for the airline industry. The Company produced strong financial results with four straight profitable quarters and positive free cash flow for the first time in our history.

This Compensation Discussion and Analysis describes the overall executive compensation practices at the Company. We have an Executive Leadership Team (“ELT”) comprised of our senior executive officers, all of whom — except for Mr. Barger — have a comparable level of responsibility and are compensated similarly. Most of our Named Executive Officers (Mr. Barnes, Mr. Hayes, Mr. Hnat and Mr. Maruster) comprise a subset of the ELT. While Mr. Chew is a Named Executive Officer, he is no longer an ELT member. Our Named Executive Officers are:

•	David Barger, President and Chief Executive Officer

•	Edward Barnes, Executive Vice President and Chief Financial Officer

•	Robin Hayes, Executive Vice President and Chief Commercial Officer

•	James Hnat, Executive Vice President, General Counsel and Corporate Secretary

•	Robert Maruster, Executive Vice President and Chief Operating Officer

•	Russell Chew, Senior Advisor

As reported in our 2009 proxy statement, Mr. Chew resigned as an officer of the Company, effective June 1, 2009. He agreed to serve as a senior advisor through April 30, 2010 to assist with the smooth transition of the Company’s operational leadership to Mr. Maruster, our Chief Operating Officer since June 1, 2009.

The Company and/or the CLD Committee may change the elements and processes of the Company’s executive compensation program from time to time as necessary.

The CLD Committee

The CLD Committee assists the Board in discharging its responsibilities with respect to oversight and determination of compensation of the Company’s directors and executive officers. The CLD Committee oversees the Company’s executive compensation policies and reviews and establishes, subject to approval by our Board of Directors, the compensation arrangements for our Chief Executive Officer. The CLD Committee reviews pay levels and policies related to salaries, bonuses and grants of awards and oversight of our equity incentive plans. In 2009, the CLD Committee revised its committee charter to increase its focus on leadership talent development because we and the CLD Committee believe having talented crewmembers throughout all levels of the organization is necessary for the Company’s long-term growth and culture preservation. As of the date of this proxy statement, the CLD Committee is comprised of the following members:

•	Ann Rhoades, Chairperson

•	Joel Peterson

•	David Checketts

In 2009, David Checketts, Christoph Franz and Ann Rhoades (chair) served on the CLD Committee. In carrying out its duties, the CLD Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Chair of the CLD Committee reports the CLD Committee’s actions and recommendations of the previous quarter to the full Board at the next regularly scheduled Board meeting.

Compensation Consultant

In 2009, the CLD Committee retained Semler Brossy Consulting Group, LLC as its independent compensation consultant. As discussed below under “Peer Competitive Group Survey — Benchmarking,” Semler Brossy provided the Company with compensation data during the fourth quarter of 2009 from the companies in the competitor peer group. The Company used this data to develop its recommendations to the CLD Committee for 2010 compensation levels. Semler Brossy also provided suggestions on revisions to the annual bonus design that will be implemented in 2010.

The Company’s Overall Compensation Principles

We believe, fundamentally, that our compensation program ultimately helps us drive overall corporate achievement. Accordingly, as we position ourselves for the next decade, the ELT with Mr. Barger established a 3-5 year Strategy Map which focuses on 4 areas:

•	Keep Our Edge;

•	Drive a Low Cost Culture;

•	Deliver and Refresh the JetBlue Experience; and

•	Grow Our Network.

Then, Mr. Barger and the ELT identified 14 key strategic initiatives across these focus areas for long-term success. We have selected performance metrics for our compensation program that we believe will help us in advancing the 14 strategic initiatives over time. We discuss the compensation program performance metrics below, under “Summary of Fiscal Year 2009 Executive Compensation Decisions.”

We strive to apply the following principles for compensating our crewmembers:

•	Support our strategy — We align compensation programs with business strategies focused on long-term growth and creating value for stockholders. We motivate crewmembers to overcome challenges, to deliver commitments and to exceed Company goals;

•	Pay competitively — We aim to set target compensation for Mr. Barger and the ELT to be below the market median within the airline industry, and we aim to set target compensation for our crewmembers to be “peer competitive”; and

•	Pay for performance — For Mr. Barger, our ELT members and throughout the management of the organization, we pay higher compensation when goals are exceeded and lower compensation when goals are not met. We hold our crewmembers accountable for their performance in light of Company goals.

Executive Compensation Principles

In addition to the general principles mentioned above, the Company adopted, with the CLD Committee’s approval, the following principles to drive our general philosophy through the Company’s executive compensation design:

•	Base salary, as a percentage of total direct compensation, should decrease as salary grade levels increase. As leaders move to higher levels of responsibility with more direct influence over the company’s performance, we believe they should have a higher percentage of pay at risk.

•	The ratio of long-term incentive compensation to short-term incentive compensation should increase as salary grade levels increase. We expect Mr. Barger and our ELT members to focus on our long-term success. Our compensation program is designed to motivate executives to take actions that are best for our long-term growth and viability.

•	Equity compensation should increase as salary grade levels increase. We believe that Mr. Barger and our ELT members are in positions that most directly affect the Company’s performance should have sustainable profitable growth for the Company as their main priority. We believe they should receive part of their compensation in the form of equity, which reinforces the link between their actions and stockholders’ investment. We think equity ownership encourages executives to behave like owners and provides a clear link with stockholders’ interests.

Our executive compensation is driven by overall corporate performance (as discussed further below) and is team-driven. We treat our ELT members similarly, in terms of total direct compensation, subject to market forces going forward.

In following these principles and tying leadership compensation to both individual performance and the long-term performance of the Company, we link the interests of management and those of our long-term stockholders.

Elements of Executive Compensation

We target our total direct compensation (salary, annual incentives and long-term compensation) to Mr. Barger and the ELT at the 25th-40th percentile of our peer group on average. We do not establish a specific market percentile ranking for the individual compensation elements that comprise total direct compensation, though we review each element to ensure it is reasonable relative to our peer group. Mr. Barger is presently below this range; the ELT members are within this range. The table below lists the elements of our total executive compensation program and describes these key features:

Compensation Element	Objective	Key Features

Base Salary	To provide a minimum, fixed level of cash compensation for Mr. Barger and each ELT member	Adjustments are based on an individual’s current and expected future performance, internal equity, and pay relative to the market.
Annual Incentive Bonus	To encourage and reward the contributions of Mr. Barger and ELT members in producing strong financial and operational results	Annual incentive cash payments are based on achievement of metrics that consider feedback from crewmembers and customers as well as achievement of financial and operational goals.
Equity Awards	To align Mr. Barger and ELT members’ interests with those of stockholders over the long term	Annual equity awards are determined based on the same metrics used to determine annual incentive awards. Equity grants generally vest in one third annual installments over three years.

In addition to the above, we provide various insurance benefits to all of our full-time crewmembers, regardless of position. We offer a retirement plan open to all crewmembers, comprised of a 401(k) plan with a company match, which for 2009 was up to five percent of a crewmember’s contribution. The Company 401(k) match is fully vested after five years of service. All of our crewmembers have space-available flight privileges, and, as is common in the airline industry, we provide our executive officers and their immediate family members with flight privileges. We may assist crewmembers at the supervisor level and above with relocation expenses. To encourage a health-wellness balance for senior executive officers, we provide them the opportunity to have an annual physical at the Mayo Clinic, the Princeton Longevity Institute or the California Health and Longevity Institute.

Our crewmembers are eligible for signing bonuses and spot bonuses. Spot bonuses are designed to recognize exceptional performance and are payable only upon recommendation of the crewmember’s supervisor. Signing bonuses may be payable upon a new crewmember joining us or upon a current crewmember’s promotion. To the extent these bonuses have been paid to our Named Executive Officers, they have been reported in the bonus column of the Summary Compensation Table under “Executive Compensation” below.

Determining Executive Compensation

As discussed more fully below, in 2009, the CLD Committee used the following tools in determining senior executive officers’ base salary, annual incentive cash targets, and equity awards:

•	Competitive Peer Group Survey

•	Internal Pay Equity Review

•	Management Recommendations and

•	Annual Performance Reviews

In general, annual executive compensation decisions are made at the February CLD Committee meeting, which is the CLD Committee’s first regular meeting after fiscal year-end. During this first quarter meeting, the CLD Committee approves target total direct compensation for the upcoming year, which is comprised of:

Short Term Incentive Compensation Base Salary + Target Annual Incentive Bonus	=	Target Total Cash Compensation	+	Long-Term Incentive Compensation Target Equity Awards	=	Target Total Direct Compensation

In February 2010, the CLD Committee reviewed the Company’s, Mr. Barger’s and the ELT members’ performance for fiscal year 2009. After considering various data and input provided by management, the CLD Committee then determined the Company’s Corporate Performance Factor (discussed below), annual incentive bonus and equity awards for Mr. Barger and each member of the ELT. At the same meeting, the CLD Committee approved base salaries, target annual incentive cash baselines and equity targets for Mr. Barger and each member of the ELT for fiscal 2010.

Competitive Peer Group Survey — Benchmarking

In December 2009, the CLD Committee reviewed a report on the Company’s compensation programs for senior executive officers which incorporated data provided by the Semler Brossy Consulting Group, LLC. Semler Brossy collected compensation data during the fourth quarter of 2009 from the companies in our competitor peer group. The report compared our executive compensation program to peer companies on base salary, target annual bonus, target equity, and total direct compensation.

Our competitor peer group consists of the following twelve companies:

•	Airtran Holdings, Inc.
•	Alaska Airlines, Inc.
•	AMR Corporation.
•	Continental Airlines, Inc.
•	Delta Air Lines, Inc.
•	Hawaiian Airlines, Inc.
•	Pinnacle Airlines Corp.
•	Republic Airways Holdings Inc.
•	Skywest, Inc.
•	Southwest Airlines Co.
•	UAL Corporation
•	US Airways, Inc.

These companies were selected because, like JetBlue, they are airline companies with significant revenue (generally, but not all, over $1 billion) and with significant operations employing a large number of individuals and aircraft in our competing markets. We believe this comparator group provides a good basis for assessment of our compensation programs.

While the CLD Committee uses the competitive data as a reference point, it is not, and was not in 2009, the sole determining factor in executive compensation decisions. The data is used primarily to ensure that our executive compensation program as a whole is “peer competitive” when the Company achieves targeted performance levels. As noted above, we generally seek to provide total direct compensation opportunities, which include salary, annual bonus and long-term incentives, between the 25th and 40th percentile of the peer group’s total direct compensation. We believe this market positioning allows us to maintain our competitive cost advantage versus our peer group. We also believe that this market positioning recognizes that some of the peer competitors are significantly larger than we are and yet we compete for the same talent pool. Consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business/economic environment and individual accomplishments, performance and circumstances.

Tally Sheets

For 2010 (and added in late 2009 to its compensation analysis), the CLD Committee added compensation tally sheets to its executive compensation review. A tally sheet is a listing that adds up the various components of a senior executive officer’s compensation package. When making executive compensation decisions, the CLD Committee reviews tally sheets for each senior executive officer. Tally sheets provide the following for each senior executive officer:

•	Targeted value of base pay, annual incentive bonus and equity award grants for the current year and each of the past 5 years;

•	Actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits);

•	The amount of unrealized value from prior equity award grants (i.e., unvested restricted stock units and unvested or outstanding stock options); and

•	The amount the executive could realize from the acceleration of equity award vesting upon a change in control or any severance arrangement.

The CLD Committee uses tally sheets as a reference to ensure committee members understand the total compensation being delivered to executives each year and over a multi-year period. Tally sheets also enable the CLD Committee to validate its strategy of paying executive compensation in the form of equity by showing amounts realized and unrealized by executives from prior equity grants.

Internal Pay Equity Review: the ELT Team-Based Approach and Performance Expectations

We manage the ELT members as a team. Mr. Barger and the ELT member compensation elements, excluding salary, are based on the performance of the Company, as measured by the performance metrics. In addition, excluding Mr. Barger, the ELT member target incentive opportunity and target equity opportunity are managed consistently across the team. Our ELT members must demonstrate exceptional personal performance in order to remain part of the ELT. Each ELT member must contribute as a member of the team to the Company’s overall success in addition to achieving specific objectives within that officer’s area of responsibility. Because of this team-based approach, the Company carefully considers the relative compensation levels among all members of the executive team for internal pay equity. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success. In the future, we may have differences in the amounts awarded to each of the senior executive officers, including the Named Executive Officers, due to the experience, responsibilities and performance of each senior executive officer.

Management Recommendations and Annual Performance Reviews

The CLD Committee reviews management performance evaluations and compensation recommendations from Mr. Barger, our President and Chief Executive Officer, and Mr. Clark, our Executive Vice President and Chief People Officer on each of the members of ELT (excluding Mr. Clark with respect to his performance evaluation and compensation recommendation). The CLD Committee’s independent consultant, Semler Brossy, also provides the CLD Committee with advice and analysis on the structure and level of executive compensation. As noted in the Executive Summary above, the Company established the Strategy Map and, subsequently, incentive plan metrics and related targets were developed in consultation with Mr. Barger, our ELT members and their departments from our 2009 business plan to support these priorities. Upon review and consideration of all of these factors and data points, as well as intangible qualities of leadership, team building and participation, the CLD Committee makes its determination regarding the CEO and ELT compensation.

Performance Evaluation: Chief Executive Officer

Our Board of Directors evaluates Mr. Barger, our President and Chief Executive Officer, on an annual basis. Mr. Barger excuses himself from Board discussions relating to evaluations of his performance. The Board’s evaluation includes both objective and subjective criteria of the CEO’s performance, which include:

•	JetBlue’s financial performance;

•	The accomplishment of JetBlue’s long-term strategic objectives; and

•	The development of JetBlue’s top management team.

Prior to the Board’s evaluation, the CLD Committee evaluates Mr. Barger’s compensation. The CLD Committee uses the benchmark data discussed above to set total direct compensation for the Chief Executive Officer. The CLD Committee also conducts a performance review without Mr. Barger’s participation and provides its recommendations to the full Board.

Performance Evaluations: Senior Executive Officers other than the Chief Executive Officer

The CLD Committee, in conjunction with the Mr. Barger, evaluates the performance of the ELT members. Mr. Barger provides a performance assessment and compensation recommendation to the CLD Committee for each of member of the ELT within an overall team performance framework. The performance evaluation may be based on factors such as:

•	Achievement of the company objectives and performance;

•	Leadership and talent development accomplishments;

•	Individual business area responsibilities; and

•	Performance as an ELT member and overall ELT performance.

The CLD Committee also reviews total direct compensation data from the benchmark data, with respect to the other senior executive officers, and has the discretion to adjust the CEO’s compensation recommendation up or down. The CLD Committee determines the ELT members’ total compensation.

Summary of Fiscal Year 2009 Executive Compensation Decisions

Base Salary

In 2009, two of our Named Executive Officers received upward base salary adjustments.

Effective as of February 2009, Mr. Barger agreed to extend his employment agreement an additional two years, to February 2013. In recognition of Mr. Barger’s achievements and leadership of the Company, in acknowledgement that Mr. Barger was being paid significantly below the target positioning for our executive team, and in light of his willingness to extend his contract, the CLD Committee increased Mr. Barger’s salary to $600,000 per annum and he also received a special restricted stock unit grant with a fair market value of $250,000 on the date of grant. Mr. Maruster’s salary was adjusted to $350,000, effective June 1, 2009, upon his promotion to Chief Operating Officer. Mr. Maruster also received a special restricted stock unit grant with a fair market value of $125,000 on the date of grant. No other ELT member received a salary adjustment in 2009.

Annual Incentive and Equity Compensation

The Company’s annual incentive targets and equity targets are payable according to the Company’s achievement of its annual performance metrics. In 2010, this corporate performance has become known as our Corporate Performance Factor (“CPF”). We use this term as shorthand for 2009 and 2010 corporate metric achievement in this Compensation Discussion and Analysis, although that was not the language used for most of 2009.

To measure our 2009 performance, we established performance targets for each one of four equally weighted (25%) targets: Operating Margin, Liquidity, Crewmember Net Promoter Score (“NPS”) and Customer NPS. Achieving our operating margin and liquidity (i.e., cash as a percentage of trailing twelve month revenue) goals indicates to us that we are running the business the right way. NPS is a brand loyalty analysis. We believe that if we treat our crewmembers right (producing a strong crewmember NPS) and we treat our customers right (producing a strong customer NPS), we should drive continued success in the future. These four measures were logical outgrowths of our internal Strategy Map analysis. We set performance targets for each measure which resulted in an overall CPF. As this was the initial year for this specific structure for us, we set targets but did not set specific minimum and maximum performance levels. Rather, the CLD Committee retained discretion to exercise its judgment upwards or downwards from the CPF based on qualitative factors, including, for example, operating and financial performance versus our peer group and versus the market, and our long-term strategic plan development.

We believe that Mr. Barger and the ELT members are best able to direct strategic goals and should be in a position to inspire achievement of those goals and be individually accountable to the extent they are not met. The responsibility, and reward, for meeting overall strategic goals is reduced as the crewleader’s role becomes more subordinate within the organization; however, all management is held accountable for achievement of strategic goals. Mr. Barger reviewed the performance of each of the ELT members and their respective teams.

We used our performance assessment framework to evaluate our results on each goal and then perform a collective assessment across all goals to determine the CPF which is then applied to our annual incentive bonus and equity awards. For 2009, the CPF was determined as follows:

				Weighted
Measure	Weight	Target	Actual Performance	Performance Payout %

Crewmember NPS	25%	55%	53%	20%
Customer NPS	25%	65%	71%	40%
Operating Margin	25%	10.2%	8.5%	15%
Liquidity	25%	20%	35%	50%

		2009 CPF =125% (20+40+15+50) â

We characterized this CPF performance as “Met Target + 25%.”

2009 Annual Incentive Bonuses

We structure annual incentive bonuses, which are payable in cash, to reward executive officers and members of leadership throughout the organization to the manager level for attaining annual corporate performance targets. The annual incentive target for Mr. Barger and the ELT members is 50% of base salary. Mr. Barger and the ELT members’ maximum bonus was two times their target bonus, or 100% of salary. For 2009, bonus payments to the ELT members and Mr. Barger were determined based on our ability to meet goals related to the Company’s overall performance and were calculated at 62.5% of base salary [[base salary x 50% (target)] x 125%], due to the “Met Target + 25%” assessment of our corporate performance discussed above. For 2009, the Named Executive Officers received the following annual incentive bonus payments:

	Annual Incentive Bonus
	Paid in 2010 for 2009
	Strategic	Bonus as % of
Name	Goal Achievement	Annual Salary

David Barger(1)	$375,000	62.5%
Edward Barnes	$218,750	62.5%
Robin Hayes	$250,000	62.5%
James Hnat	$218,750	62.5%
Robert Maruster(2)	$211,447	62.5%
Russell Chew(3)	$200,000	50%

(1)	Mr. Barger’s bonus was based on his annual salary of $600,000 per annum for 11 months of the year, and included an exercise of the CLD Committee’s discretion (to increase the bonus from approximately $370,000 to $375,000 which the CLD Committee based on its positive evaluation of Mr. Barger’s team building across the ELT).

(2)	Mr. Maruster was promoted to Chief Operating Officer on June 1, 2009; his annual incentive bonus was prorated between the time he served as a senior vice president and the time he served as an executive vice president, chief operating officer.

(3)	Mr. Chew was paid a bonus of $200,000 pursuant to the terms of his senior advisor agreement.

2009 Equity Award

We grant equity in the form of restricted stock units in connection with our annual performance review, and upon hire or promotion. All restricted stock unit grants are subject to time-based vesting requirements. Each year before the beginning of a new year, the CLD Committee approves four equity grant dates for the upcoming year. Each grant date is within a projected permitted trading period under the JetBlue Insider Trading Policy. All equity awards are made only on one of the four dates and the CLD Committee approves the grants to be awarded on the scheduled grant date. Newly hired or promoted crewmembers receive their awards on the next scheduled grant date following their date of hire or date of promotion. All of the restricted stock unit awards vest over three years and are subject to forfeiture to the extent a crewmember leaves the Company before his or her restricted stock units are fully vested. Our plan provides for automatic share withholding to cover any tax liability when restricted stock units vest.

In 2010, based on achievement of 2009 corporate performance goals, our Named Executive Officers who were also members of the ELT at year-end were awarded equity grants with a fair market value determined by multiplying the CPF (modified by the team rating of “Met” expectations) of 1.125 by the executive vice president target equity level. We believe this approach was consistent with our team-driven awards philosophy where we consistently link our corporate results to each senior executive officer’s compensation.

Target Equity $250,000 RSUs	X	Corporate Performance Factor 1.125	=	$281,250

Mr. Barnes, Mr. Hayes, Mr. Hnat and Mr. Maruster each received a restricted stock unit award with a fair market value of $281,250 on the date of grant, February 19, 2010.

The CLD Committee, in consultation with the Board of Directors, reviewed Mr. Barger’s performance and leadership in 2009 as well as the Company’s overall performance in a challenging environment for the airline industry and Mr. Barger’s below target compensation positioning, and exercised its discretion to award Mr. Barger a restricted stock unit grant with a fair market value $312,250 on the date of grant. The CLD Committee and the Board also reviewed internal pay equity and determined that it was appropriate for the Chief Executive Officer to receive a higher equity grant for 2009 performance. As Mr. Chew is now a senior advisor, he is no longer eligible to receive new equity grants.

These restricted stock units vest over three years and are at risk of forfeiture should the senior executive officer leave the Company before the awards are fully vested. No stock options were granted to any of our senior executive officers in 2009.

CEO Discretionary Equity Awards

In 2009, the CEO had the ability to award discretionary equity grants to his senior executive officers, subject to the review and approval of the CLD team. In February 2010, Mr. Barger recognized the Chief Commercial Officer, Mr. Hayes, with an award with a grant date fair value of $125,000 in restricted stock units for his significant results in customer marketing campaigns, talent acquisition and development, and his inspiring and collaborative leadership across the Company in 2009.

Summary of 2010 Compensation Decisions Adopted as of the Date of this Compensation Discussion and Analysis

Base Salary

After giving consideration to the competitor peer group data and our internal “team-driven” approach, the CLD Committee modified the base salary of Mr. Barnes, Mr. Hnat and Mr. Maruster. In the future, we anticipate movement in this base salary in certain positions, depending on what the market and benchmark data show over time.

Base Salaries for Named Executive Officers	2010	2009

David Barger	$600,000	$600,000
Edward Barnes	$400,000	$350,000
Robin Hayes	$400,000	$400,000
James Hnat	$400,000	$350,000
Robert Maruster	$400,000	$350,000
Russell Chew(1)	$400,000	$400,000

(1)	Mr. Chew was paid a salary in 2009 as provided for in his then-existing employment contract, which sum he will continue to be paid through April 2010.

The above numbers for 2009 are annualized salary as of year end; they are not meant to be actual amounts paid in 2009 (that information is provided in the Summary Compensation Table, beginning on page    below). The 2010 salary numbers are annualized as of the date of this proxy statement.

2010 Annual Incentive and Long-Term Equity Targets

The CLD Committee, following their receipt, review and consideration of management’s proposals, and with input from Semler Brossy, determined that our CEO and ELT members’ 2010 annual incentive bonus and annual equity grant values should be derived solely from our achievement of the CPF. We identified five performance goals to constitute the CPF for 2010 in late 2009. The determination of the CPF will be based on performance relative to these goals as well as the CLD Committee’s assessment of other qualitative factors including, for example, operating and financial performance versus our peer group and versus the market, and our long-term strategic plan development. This qualitative assessment may adjust the payout by up to +/−25%, though the CLD Committee may exercise its authority to adjust executive compensation as it deems appropriate. The CPF will be applied, using a 0 to 200% of target range.

Our 2010 annual incentive program remains substantially similar to our 2009 program. Our 2009 benchmarking data indicated to us that we were significantly below our peer group in long-term equity incentive compensation. The CLD Committee increased our equity target for 2010 for the CEO and other Named Executive Officers. The resulting total direct compensation is within our stated pay positioning strategy. The CLD Committee modified Mr. Barger’s 2010 equity target to a potential target of $750,000 in restricted stock units valued as of the grant date. The CLD Committee modified each of Mr. Barnes, Mr. Hayes, Mr. Hnat and Mr. Maruster’s 2010 equity target to potential target of $350,000 in restricted stock units valued as of the grant date. Mr. Chew is not included in the table below as his senior advisor period ends in April 2010.

		Other Named
		Executive Officers
	Chief Executive Officer	(dollar value is
Equity Awards	(dollar value is grant	grant date fair
(based on future	date fair value of	value of award on
achievement of CPF)	award on date of grant)	date of grant)

Threshold	$375,000	$175,000
Target	$750,000	$350,000
Maximum	$1,500,000	$700,000

CEO Discretionary Equity Awards

For 2010, the CLD Committee agreed to provide the CEO with the ability to provide discretionary equity awards (up to a maximum of $125,000 grant date fair value of restricted stock unit per award) which is subject to CLD approval for any executive who demonstrates outstanding “body of work” results within their individual business area.

Tax and Accounting Impact

Beginning on January 1, 2006, the Company began accounting for share-based payments, including stock options and restricted stock units, in accordance with the requirements of SFAS 123(R), now known as FASB ASC Topic 718. For more information about the Company’s valuation assumptions, please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2009, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to each of our Chief Executive Officer and our next four most highly paid executive officers. Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. At present, restricted stock unit grants under our Amended and Restated 2002 Stock Incentive Plan do not qualify as performance-based compensation and may not be covered by the 162(m) exemptions. Taxable compensation pursuant to stock options granted under our stock option plans will qualify as performance-based compensation and will be fully deductible by us at the time of exercise. No compensation paid to any of our Named Executive Officers in 2009 exceeded $1,000,000. We periodically review the potential consequences of Section 162(m) with respect to compensatory elements. In the future, we may authorize other compensation payments to our Named Executive Officers that do not comply with the exemptions in Section 162(m) if we judge that such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or any individual executive’s particular circumstances. This approach is consistent with our general compensation policy to remain flexible in order to address business and/or financial challenges as they may arise.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation. A company will also lose its tax deduction for such “excess” payments. As discussed under “Payments Upon a Change in Control-Executive Change in Control Plan,” below, our Executive Plan provides for tax “gross-up” payments to cover the cost of this excise tax.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. It also expands the types of compensation that are considered deferred compensation subject to these regulations. Section 409A imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The CLD Committee takes into account the potential implications of Code Section 409A in determining the form and timing of compensation awarded to our executives.

COMPENSATION COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of SEC Regulation S-K with our management. Based on such review and discussion, the Compensation and Leadership Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation and Leadership Development Committee of JetBlue

David Checketts
Joel Peterson
Ann Rhoades (Chair)

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Leadership Development Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or CLD Committee. Ms. Rhoades, the Chair of our CLD Committee, served as an officer of the Company until 2001.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended December 31, 2009, the total compensation paid or earned by each of our principal executive officer, principal financial officer and each of our three other most highly compensated executive officers who served in such capacities as of December 31, 2009 and one officer who, but for the fact he was not serving as an executive officer at year end, would have been so included (the “Named Executive Officers”), for all services rendered.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Name and Principal Position (a)	Year (b)	($)(c)	($)(d)(1)	($)(e)(2)	($)(f)(3)	($)(g)(4)	($)(i)(5)	($)(j)

David Barger,	2009	577,083	—	499,992		375,000	13,463	1,465,539
President and Chief	2008	372,917	—	250,000		250,000	12,708	885,624
Executive Officer(6)	2007	200,000	—	—		50,000	7,270	257,270
Edward Barnes,	2009	350,000	—	249,997		218,750	12,790	831,537
Executive Vice	2008	343,068	30,000	374,988		172,060	6,374	926,490
President and Chief	2007	253,125	60,000	—	41,756	110,625	116,081	581,587
Financial Officer
Robin Hayes,	2009	400,000	—	249,997		250,000	12,670	912,667
Executive Vice	2008	140,770	200,000	399,994		200,000	1,286	942,049
President and Chief
Commercial Officer
James Hnat,	2009	350,000	—	249,997		218,750	324	819,071
Executive Vice President,	2008	343,750	—	250,000		175,000	270	769,019
General Counsel and	2007	268,733	115,000	—	114,973	82,500	243	581,448
Corporate Secretary
Robert Maruster,	2009	325,208	—	312,487		211,447	12,504	861,646
Chief Operating Officer(7)	2008	285,000	152,000	187,496		142,500	72,157	837,153
	2007	241,250	150,000	—	57,486	99,750	7,842	556,329
Russell Chew,	2009	400,000	—	124,996		200,000	273,942 (9)	998,938
Senior Advisor(8)	2008	395,833	—	250,000		200,000	427,975	1,273,808
	2007	218,077	200,000	534,000		187,500	131,198	1,270,776

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Bonuses” and “— Annual Incentive Bonuses” above.

(2)	Reflects the grant date fair value of the restricted stock units, or RSUs, based on JetBlue’s stock price on the grant date computed in accordance with FASB ASC Topic 718 for the fair value of restricted stock units representing the rights to receive shares of JetBlue common stock upon vesting under our Amended and Restated 2002 Stock Incentive Plan, as granted in 2009. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2009, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the Grants of Plan-Based Awards table below for further information on restricted stock units granted in 2009.

(3)	Reflects the grant date fair value of the stock options based on JetBlue’s stock price on the grant date computed in accordance with FASB ASC Topic 718 for the fair value of stock options representing the rights to receive shares of JetBlue common stock upon exercise under our Amended and Restated 2002 Stock Incentive Plan, as granted in 2009. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2009, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the Grants of Plan-Based Awards table below for further information on stock options granted in 2009.

(4)	Represents incentive bonus earned in 2009, 2008 and 2007, based upon our and each Named Executive Officers’ achievement of certain specified annual performance targets. The amounts earned in 2009 were paid on February 20, 2010, the amounts earned in 2008 were paid on February 20, 2009 and the amounts earned in 2007 were paid on February 20, 2008. See “Compensation Discussion and Analysis — Annual Incentive Bonuses” above.

(5)	Consists of amounts contributed by the Company to the JetBlue Airways Profit Sharing Retirement Plan for 401(k) matching contributions in which all of our employees are eligible to participate, as well as life insurance premiums. The 401(k) matching contribution for each of our Named Executive Officers in 2009 was $12,250 for Mr. Barger, $12,250 for Mr. Barnes, $12,250 for Mr. Chew, $12,250 for Mr. Hayes, no contribution for Mr. Hnat, and $12,250 for Mr. Maruster.

(6)	In 2009, the Company and Mr. Barger agreed to amend Mr. Barger’s employment contract to extend his term of employment for an additional two years, through February 11, 2013. In connection with the amendment, Mr. Barger received a salary increase to $600,000 per year, effective as of February 1, 2009, and a supplemental grant of restricted stock units with a fair market value of $250,000 on the date of grant (which occurred on the Company’s next regularly scheduled grant date).

(7)	Mr. Maruster was promoted to Chief Operating Officer effective June 1, 2009. In connection with his promotion and effective as of June 1, 2009, Mr. Maruster received a salary increase to $350,000 per annum and a special grant of restricted stock units with a fair market value on the grant date of $125,000 on the Company’s regularly scheduled grant date following June 1, 2009.

(8)	Mr. Chew resigned as President and Chief Operating Officer, and transitioned to the role of Senior Advisor to the Company effective June 1, 2009.

(9)	Of this amount, $241,806 represents the housing allowance paid to Mr. Chew in 2009, $97,807 represents the tax gross up on such amount and $18,079 represents the reimbursement of moving expenses.

The following table sets forth certain information, as of December 31, 2009, concerning individual grants of equity and non-equity plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS

					All Other
					Stock
					Awards:	Grant Date
					Number	Fair Value
		Estimated Future Payouts under			of Shares	of Stock
		Non-Equity Incentive Plan Awards			of Stock	and Option
	Grant	Threshold	Target	Maximum	or Units	Awards
Name (a)	Date (b)	($)(1)(c)	($)(1)(2)(d)	($)(1)(e)	(#)(3)(i)	($)(4)(l)

David Barger	2/19/2009	—	—	—	55,187	249,996
	8/20/2009	—	—	—	47,709	249,996
		—	300,000	600,000
Edward Barnes	2/19/2009	—	—	—	55,187	249,997
		—	175,000	350,000
Robin Hayes	2/19/2009	—	—	—	55,187	249,997
		—	200,000	400,000
James Hnat	2/19/2009	—	—	—	55,187	249,997
		—	175,000	350,000
Robert Maruster	2/19/2009	—	—	—	41,389	187,496
	8/20/2009	—	—	—	23,854	124,996
		—	175,000	350,000
Russell Chew	2/19/2009	—	—	—	27,593	124,996
		—	200,000	400,000

(1)	The threshold column reflects the minimum award that would have been granted had we achieved none of our performance targets for 2009. The target column reflects the award granted if we were to achieve 50% of our 2009 performance targets (see “Compensation Discussion and Analysis-Annual Incentive Bonuses” above). The maximum column reflects awards that would have been payable for our 2009 performance had we achieved all of our performance targets for the year.

(2)	This column shows the value of the non-equity incentive plan payout for each Named Executive Officer for 2009, given our performance during the year. The payouts are based on performance goals established in 2009 and are therefore completely at risk. The business measurements and performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses” above.

(3)	Granted under our Amended and Restated 2002 Stock Incentive Plan. Subject to the Named Executive Officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon certain changes in control.

(4)	Represents total grant date fair value of restricted stock units as determined in accordance with FASB ASC Topic 718. Please refer to Note 7 to our consolidated financial statements in our 2009 Annual Report for further discussion related to the assumptions used in our valuations of restricted stock units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

On February 11, 2008, we entered into an employment agreement with David Barger as our Chief Executive Officer, which agreement was amended in 2009. As amended, the agreement has a term through February 11, 2013 and provides for an annual salary, effective as of February 1, 2009, of

$600,000. The agreement provides that Mr. Barger is eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a restricted stock unit award targeted at a fair market value of $250,000, with a minimum award of $0 and a maximum award of $500,000, depending on his performance against targets as set and reviewed by the CLD Committee; as well as participation in the Company’s benefit plans available to its executive officers. (Mr. Barger received a supplemental grant of RSUs with a grant date fair value of $250,000 when his employment agreement was amended.) The agreement may be terminated for Cause (as defined below under “Potential Payments upon Termination or Change In Control”), or if he were to resign from the Company, in which instance he would only be entitled to payment of unpaid salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If Mr. Barger were terminated without Cause, he would be eligible to continue to receive his base salary for a period ending one year after the termination of his employment, a pro rata portion of his bonus and accrued benefits. As noted above, Mr. Barger’s equity target for 2010 was modified to a potential target of $750,000 in restricted stock units valued as of the grant date.

The following table provides information on all outstanding equity awards for each Named Executive Officer at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
							Market
							Value of
						Number of	Shares
						Shares	or Units
		Number of	Number of			or Units	of Stock
		Securities	Securities			of Stock	That
		Underlying	Underlying			That Have	Have
		Unexercised	Unexercised	Option	Option	Not	Not
		Options (#)	Options (#)	Exercise	Expiration	Vested	Vested
Name (a)	Grant Date	Exercisable (b)(1)	Unexercisable (c)(1)	Price ($)(e)	Date (f)	(#)(g)	($)(h)(2)

David Barger	2/8/2002	16,707	—	4.00	2/8/2012	—	—
	3/26/2004	27,000	—	15.80	3/26/2014	—	—
	9/1/2004	135,000	—	15.82	9/1/2014	—	—
	5/18/2005	27,000	—	14.75	5/18/2015	—	—
	5/18/2006	18,000	—	10.62	5/18/2016	—	—
	2/14/2008	—	—	—	—	26,247	143,965
	2/19/2009	—	—	—	—	55,187	302,701
	8/20/2009	—	—	—	—	47,709	261,684
Edward Barnes	11/15/2006	9,000	—	15.27	11/15/2016	—	—
	11/14/2007	9,000	4,500	7.79	11/14/2017	—	—
	2/14/2008	—	—	—	—	19,685	107,972
	5/22/2008	—	—	—	—	28,089	154,068
	2/19/2009	—	—	—	—	55,187	302,701
Robin Hayes	11/13/2008	—	—	—	—	46,216	253,495
	2/19/2009	—	—	—	—	55,187	302,701
James Hnat	7/20/2001	3,375	—	1.707	7/20/2011	—	—
	2/10/2003	20,250	—	11.527	2/10/2013	—	—
	3/26/2004	9,000	—	15.800	3/26/2014	—	—
	5/18/2005	9,000	—	14.753	5/18/2015	—	—
	5/18/2006	13,500	—	10.615	5/18/2016	—	—
	5/16/2007	18,000	9,000	10.680	5/16/2017	—	—
	2/14/2008	—	—	—	—	26,247	143,965
	2/19/2009	—	—	—	—	55,187	302,701
Robert Maruster	8/17/2005	45,000	—	12.913	8/17/2015	—	—
	5/18/2006	13,500	—	10.615	5/18/2016	—	—
	5/16/2007	9,000	4,500	10.680	5/16/2017	—	—
	2/14/2008	—	—	—	—	19,685	107,972
	2/19/2009	—	—	—	—	41,389	227,018
	8/20/2009	—	—	—	—	23,854	130,839
Russell Chew	5/16/2007	—	—	—	—	16,667	91,418
	2/14/2008	—	—	—	—	26,247	143,965
	2/19/2009	—	—	—	—	27,593	151,348

(1)	Please refer to the table below for the applicable vesting schedules of outstanding option awards.

Grant Date	Option Expiration Date	Vesting Schedule

7/20/2001	7/20/2011	20% in five equal annual installments beginning on June 28, 2002
2/8/2002	2/8/2012	20% in five equal annual installments beginning on February 8, 2003
2/10/2003	2/10/2013	20% in five equal annual installments beginning on February 1, 2004
3/26/2004	3/26/2014	One-third in three equal annual installments beginning on (1) August 17, 2004 for Mr. Barger and (2) March 26, 2005 for Mr. Hnat.
9/1/2004	9/1/2014	20% in five equal annual installments beginning on August 24, 2004
8/17/2005	8/17/2015	Initially, 20% in five equal annual installments beginning on July 30, 2006; however, Mr. Maruster’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R). Mr. Maruster was not a Named Executive Officer at the time of the acceleration; such officers’ options were not accelerated.
5/18/2006	5/18/2016	One-third in three equal annual installments beginning on May 18, 2007
11/15/2006	11/15/2016	One-third in three equal annual installments beginning on November 15, 2007
5/16/2007	5/18/2016	One-third in three equal annual installments beginning on May 16, 2008
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008
2/14/2008	2/14/2018	One-third in three equal annual installments beginning on February 14, 2009
5/22/2008	5/22/2018	One-third in three equal annual installments beginning on May 22, 2009
11/13/2008	11/13/2018	One-third in three equal annual installments beginning on November 13, 2009
2/19/2009	2/19/2019	One-third in three equal annual installments beginning on February 19, 2009
8/20/2009	8/20/2019	One-third in three equal annual installments beginning on August 20, 2009
11/19/2009	11/19/2019	One-third in three equal annual installments beginning on November 19, 2009

(2)	The value of these awards was calculated by using a share price of $5.485, the closing price of JetBlue’s common stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name(a)	Exercise (#)(b)	($)(c)	Vesting (#)(d)	($)(e)

David Barger	303,750	1,738,452	13,123	76,638
Edward Barnes	—	—	23,886	121,658
Robin Hayes	—	—	23,107	124,547
James Hnat	—	—	13,123	76,638
Robert Maruster	—		9,842	57,477
Russell Chew	—	—	29,790	163,640

Potential Payments upon Termination or Change In Control

Each of our Named Executive Officers may receive various payments if his employment is terminated, depending on the grounds for the termination. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the Named Executive Officer (with or without “good reason”);

•	Retirement (normal or early);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the Named Executive Officer; and

•	Termination following a change in control of the Company.

In the table below, we provide estimates of the payments that our Named Executive Officers would have received had their employment been terminated as of December 31, 2009.

Potential payments made to Mr. Barger upon the termination of his employment or upon a change in control are governed by the terms of his employment agreements with the Company and by the benefit plans in which he participates. Potential payments to Messrs. Barnes, Hayes, Hnat, Maruster and Chew upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate. None of Mr. Barnes, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company. Mr. Chew has a transition agreement relating to his advisory services for the Company.

Payments to Mr. Barger

Employment Agreements with Mr. Barger.  We have an employment agreement, as amended, with Mr. Barger, our Chief Executive Officer. See Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Award Table, at page   .

Payments to Mr. Barger upon Termination.  Under the Barger Employment Agreement, if the Company were to terminate Mr. Barger’s employment for Cause (as defined below), or if Mr. Barger were to resign from the Company, Mr. Barger would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If, prior to the expiration of the employment term, Mr. Barger’s employment were terminated by the Company without Cause, the Company would (a) continue to pay Mr. Barger his base salary (at the rate in effect on the date Mr. Barger’s employment is terminated) until the end of the one year following his termination, (b) to the extent the Company’s performance goals were achieved, pay Mr. Barger a pro rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to Mr. Barger had he remained employed by the

Company, and (c) pay Mr. Barger any other accrued compensation and benefits. If, after termination of his employment without Cause, Mr. Barger were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph. If Mr. Barger’s employment were terminated by reason of his death or Disability (as defined below), the Company would pay to Mr. Barger (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. For purposes of this agreement, “Disability” means that Mr. Barger is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Payments to Other Named Executive Officers

As of December 31, 2009, we had no contractual obligation to make severance payments to any of our Named Executive Officers other than Mr. Barger.

Restrictions on Competition and Solicitation

Pursuant to Mr. Barger’s Employment Agreement, he has agreed to maintain the confidentiality of the Company’s non-public information and to not compete with the Company, directly or indirectly, without consent of the Board, for up to one year after his termination from the Company. In addition, for twelve months after the later of the date on which Mr. Barger ceases to be an employee of the Company, he has agreed not to interfere with our employee or customer relationships, solicit our employees or customers on behalf of persons competitive with the Company and must have returned all our proprietary materials. Mr. Chew’s transition agreement contains customary confidentiality, non-competition, non-solicitation and non-disparagement provisions.

Payments Upon a Change in Control

Executive Change in Control Plan.  On June 28, 2007, upon recommendation of the CLD Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the-board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company

(except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his duties with the Company.

A Named Executive Officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our Named Executive Officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, Named Executive Officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to Named Executive Officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of then-current market practices.

Potential payments upon a change in control under the Executive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan.  In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The table below sets forth potential benefits that each Named Executive Officer would be entitled to receive upon termination of employment under the various circumstances outlined above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for such a payment. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated at December 31, 2009. Values for stock option and restricted stock unit grants are based on our common stock closing price of $5.45 on the Nasdaq Global Select Market on December 31, 2009. The table below does not include amounts to which the Named Executive Officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested.

	Potential Payments Upon Termination
		Accelerated
	Severance	Vesting of	Benefit
	Amount	Restricted Stock	Continuation
	($)(1)	Units ($)(2)(3)	($)(4)	Total ($)(5)

David Barger
Termination by the Company without “Cause”	600,000	—	—	600,000
Termination for any reason other than without “Cause”(6)	0	—	—	0
After change in control(7)	1,800,000	703,829	6,648	2,510,477
Edward Barnes(8)
After change in control(7)	1,050,000	453,854	21,150	1,525,004
Robin Hayes(8)
After change in control(7)	1,200,000	552,646	21,150	1,773,796
James Hnat(8)
After change in control(7)	1,050,000	443,815	6,648	1,500,463
Robert Maruster(8)
After change in control(7)	1,050,000	462,858	21,150	1,534,007
Russell Chew(8)(9)
After change in control(8)	0	384,263	0	384,263

(1)	As of December 31, 2009, we had no contractual obligations to make any severance payments to our Named Executive Officers, other than Mr. Barger under the terms of his employment agreement.

(2)	All unvested stock options held by our Named Executive Officers as of December 31, 2009, had an exercise price greater than the closing price of our common stock on such date and, therefore, had zero value at December 31, 2009.

(3)	Assumes accelerated vesting of 129,143 RSUs for Mr. Barger, 83,276 RSUs for Mr. Barnes, 101,403 RSUs for Mr. Hayes, 81,434 RSUs for Mr. Hnat, 84,928 RSUs for Mr. Maruster and 70,507 RSUs for Mr. Chew at the closing stock price on December 31, 2009.

(4)	Benefits continuation consists of COBRA and dental COBRA payments for the Named Executive Officer and family, if applicable.

(5)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation. As discussed above under “Payments Upon a Change in Control-Executive Change of Control Plan,” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax. Given current estimates of potential change in control payments, none of our Named Executive Officers would receive a gross-up payment in the event that any payments made in connection with a change in control were subject to the excise tax imposed by Section 4999 of the Code.

(6)	Under the Barger Employment Agreement, had Mr. Barger’s employment been terminated for any other reason than without Cause by the Company, Mr. Barger would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination. The definition of “Cause,” as used in the Barger Employment Agreement, means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of company policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct that demonstrates gross unfitness to serve, including alcoholism or substance abuse.

(7)	Under the Executive Plan, a Named Executive Officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs and such additional payments as described above under “Payments upon a Change in Control-Executive Change in Control Plan.”

(8)	Potential payments to Messrs. Barnes, Hayes, Hnat, Maruster and Chew upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan and the 2002 Stock Incentive Plan. At December 31, 2009, Mr. Chew was no longer an “eligible employee” as defined under the Executive Plan.

(9)	Mr. Chew’s employment agreement was terminated upon Mr. Chew’s execution of an agreement reflecting his transition to the role of Senior Advisor effective June 1, 2009. The agreement signed in connection with Mr. Chew’s advisory role provides for the payment of his salary, bonus for 2009, housing payments and participation in benefits programs through the conclusion of the Advisory Period, May 31, 2010. As of December 31, 2009, we had no contractual obligation to make severance payments to Mr. Chew.

AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2009 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and its independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication

with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements; and PCAOB Auditing Standards No. 5, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from JetBlue and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

JetBlue also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. In addition, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth
Robert Clanin, Chair
Virginia Gambale

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Registered Public Accounting Firm

Services provided to the Company by Ernst & Young LLP in fiscal 2009 and 2008 are described below. Additional information regarding the Audit Committee is provided in the Audit Committee Report and elsewhere in this proxy statement.

Audit Fees.  Fees for audit services totaled $1,545,200 in 2009 and $1,228,000 in 2008, including fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.

Audit-Related Fees.  Fees for audit-related services totaled $100,200 in 2009 and $542,000 in 2008. Audit-related services principally include fees for audit and attest services that are not required by statute or regulation.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled $144,235 in 2009 and $142,000 in 2008.

All Other Fees.  We did not incur any other fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services shall be subsequently reported, for informational purposes only, to the full Audit Committee.

ITEM 3.  APPROVAL OF A PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 500,000,000 SHARES TO 900,000,000 SHARES.

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 900,000,000.

The Board of Directors of the Company has approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock from 500,000,000 to 900,000,000 shares. The Board determined that this amendment is in the best interests of the Company and its stockholders and recommends its approval by the stockholders.

Our Amended and Restated Certificate of Incorporation currently authorizes 500,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 292,525,061 shares of common stock and zero shares of preferred stock were outstanding as of March 25, 2010. The proposed amendment would not increase or otherwise affect the Company’s authorized preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock.

The proposed amendment to the Amended and Restated Certificate of Incorporation to increase the authorized common stock is set forth in Exhibit A.

Purpose

The Board of Directors believes that it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of common stock would enable the Company, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	our stock incentive plans; and

•	other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock following the increase of our authorized shares. However, the availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

As noted above, as of March 25, 2010, a total of 292,525,061 shares of the Company’s currently authorized 500,000,000 shares of common stock were outstanding. As of March 25, 2010, 292,525,061 shares of common stock were issued and outstanding, zero shares of preferred stock were issued and outstanding, 24,966,279 options to purchase shares of our common stock were issued and outstanding, restricted stock units to purchase 4,103,979 shares of our common stock were issued and outstanding, deferred common stock units to purchase 129,790 shares of our common stock were issued and outstanding, options to purchase an additional 22,169,559 shares of common stock were reserved for issuance under the Company’s Crewmember Stock Purchase Plan, and options to purchase an additional 39,234,193 shares of Common Stock were reserved for issuance under the Company’s Amended and Restated 2002 Stock Incentive Plan. Additionally, 80,690,334 shares are reserved for our obligations under our convertible notes issued in 2003, 2005, 2008 and 2009. Accordingly, out of the 500,000,000 shares of common stock authorized, 463,819,195 are issued or reserved for issuance (with 27,272,593 shares in treasury) and 36,180,805 authorized shares of common stock remain for future issuance.

The increase in authorized common stock would only become effective upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s outstanding common stock and the subsequent filing of the Certificate of Amendment. The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

Our Board of Directors may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of the Nasdaq Global Select Market, on which our common stock is quoted. For example, if our Board of Directors were to make a stock acquisition which resulted in an increase of 20% or more in the number of shares of our common stock outstanding, or 20% or more of the voting power outstanding, the Nasdaq Marketplace Rules would require stockholder approval. In addition, the Nasdaq Marketplace Rules require stockholder approval if we issue shares of our common stock in connection with a transaction other than a public offering, where the shares (1) were issued at a price less than the greater of book or market value and (2) represented 20% or more of the number of shares of our common stock outstanding or 20% or more of the voting power outstanding.

Possible Effects of the Amendment and Additional Anti-takeover Consideration

If the amendment to the Amended and Restated Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of the Board and without further stockholder approval, except as may be required by law or the rules of the Nasdaq Global Select Market. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages.

The affirmative vote of a majority of outstanding shares entitled to vote, in person or by proxy, is required for approval of this proposal. Abstentions, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

If the Company’s stockholders approve the proposed amendment, the Company will file the amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware after the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the increase to our authorized common stock.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375 or by calling us at (718) 709-3084. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Advance Notice Procedures.  Under our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the Bylaws about the stockholder and the proposed action) not less than 150 days prior to the annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

List of Stockholders.  The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 118-29 Queens Boulevard, Forest Hills, New York 11375, by contacting our General Counsel, James Hnat.

Limited Voting by Foreign Owners.  To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Amended and Restated Certificate of Incorporation and Bylaws restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the March 25, 2010 record date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Stockholder Proposals for the 2011 Annual Meeting.  In order for a stockholder proposal to be considered for inclusion in the proxy materials for our Annual Meeting of Stockholders in 2010, stockholder proposals must be received by our Corporate Secretary no later than December 21, 2010. Proposals should be sent to the Corporate Secretary, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

Extent of Incorporation by Reference of Materials.  The CLD Committee Report and the Audit Committee Report included in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities

Act or the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

Proxy Solicitation Costs.  The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be borne by us. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Annual Report.  A copy of our 2009 Annual Report accompanies this proxy statement. Additional copies may be obtained from our General Counsel, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

By Order of the Board of Directors,

James G. Hnat
Executive Vice President, General Counsel and Corporate Secretary

April 9, 2010
Forest Hills, New York

EXHIBIT A

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article IV” so that, as amended, said Article shall be and read in its entirety as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Nine Hundred ~~Five Hundred~~ Twenty Five Million (~~5~~925,000,000). Nine Hundred ~~Five~~ Million (~~5~~900,000,000) shares shall be Common Stock, par value $0.01 per share, and Twenty Five Million (25,000,000) shares shall be Preferred Stock, par value $0.01 per share. Immediately upon the filing of the Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware, each one (1) share of the Corporation’s Class A-1 Common Stock, Class A-2 Common Stock, Series A-1 Preferred, Series A-2 Preferred, Series B-1 Preferred and Series B-2 Preferred was converted into one (1) share of Common Stock.

A-1

JetBlue Airways Attn: Investor Relations—L. Reifer 118-29 Queens Blvd. Forest Hills, NY 11375	VOTE BY INTERNET-www.proxyvote.com
It’s fast, convenient and your vote is immediately confirmed and posted.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on May 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote is important!

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by JetBlue Airways in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and , when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY TELEPHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., EDT, on May 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JetBlue Airways, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Internet.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Nominees:	(1) David Barger	For all	Withheld from	☐
	(2) Peter Boneparth (3) David Checketts (4) Virginia Gambale (5) Stephan Gemkow (6) Joel Peterson	Nominees ☐	all Nominees ☐	For all Nominees except as noted above
(7) Ann Rhoades

2.	Ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. ☐ ☐ ☐
3.	Approval of a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 500,000,000 shares to 900,000,000 shares. ☐ ☐ ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

☐ Mark here if you plan to attend the annual meeting

Certification:
Pursuant to federal law and JetBlue’s certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

Please sign your name(s) exactly as it appears hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature	Date	Signature	Date

ADMISSION TICKET
(non transferable)
2010 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 20, 2010
10:00 a.m. EDT
Registration begins at 9:00 a.m. EDT
JetBlue Corporate Headquarters
118-29 Queens Boulevard
Forest Hills, New York
If you plan to attend the annual meeting, please present this admission ticket along with a government-issued photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and one (1) guest and is not transferable.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 20, 2010: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
DETACH HERE

PROXY
JetBlue Airways Corporation
May 20, 2010
The undersigned hereby appoints Edward Barnes and James Hnat, together and separate, as proxies, each with power of substitution, to vote and act at the Annual Meeting of Stockholders to be held at JetBlue Corporate Headquarters, 118-29 Queens Boulevard, Forest Hills, New York at 10:00 a.m. EDT on May 20, 2010, and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. The undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director, IN FAVOR of proposals 2 and 3, and in the discretion of the named proxies as to any other matter that may properly come before this meeting or any adjournment thereof.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE